Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz
Director of Investor Relations
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION TO LAUNCH

NEW ONLINE INITIATIVES

Hoffman Estates, Ill., (October 26, 2004) – Career Education Corporation (Nasdaq: CECO) today announced it is launching a new initiative to expand the scope of its online business and that it has appointed Nick Fluge, currently president of its Online Education Group, to lead it.

The new initiative will focus on developing a range of short-term online learning programs as part of an Internet-based business that provides consumer access to related products and services, publishing and advertising.  Significant development of the initiative is expected to begin in February 2005, with the first offering planned for public launch in early 2006.

“This is the second phase of our online business strategy,” said John M. Larson, CEC’s chairman, president and chief executive officer.  “We have developed our Online Education Group to the point where CEC is one of the leaders in this rapidly-growing area of education with AIU Online and CTU Online.  Now we are poised to build on our online success by also developing shorter-term informational programs aimed at the growing number of Internet consumers who are enthusiasts in our areas of expertise, including culinary arts, health and technology.”

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Mr. Larson said Mr. Fluge will lead the new initiative because of his track record of success in building key CEC businesses.

“Nick Fluge is an entrepreneur who knows how to build successful companies,” Mr. Larson said.  “He launched CEC’s Online Education Group just four years ago.  Today the group serves approximately 21,000 full-time degree-seeking students in all 50 states and more than 40 foreign countries.

“Prior to that, Nick led the development of CEC’s Culinary Division, which is now the world’s largest provider of culinary arts education.  He was pivotal in securing our exclusive North American partnership with the world-renowned Le Cordon Bleu brand that has been instrumental to the expansion of our culinary arts schools.”

Mr. Larson said Mr. Fluge will remain as president of the Online Education Group until February 2005, when he will assume his new position as Chief Visionary of Innovative Online Development.  “Given the depth of the management team at our Online Education Group, we expect a smooth and seamless transition over the next three months,” Mr. Larson said.

“The new online development initiative represents a critical next step in CEC’s evolution,” Mr. Larson said.  “We plan to dramatically increase our reach into the broad consumer market with online offerings that target growing segments of Internet users.”

Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education. CEC’s Colleges, Schools and Universities Group operates 82 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education.  The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on July 31, 2004 was approximately 81,000 students.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements under “Business Outlook” and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, Qui Tam, and other lawsuits; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; cost and potential impact of findings by the special committee of our Board of Directors that is investigating allegations of securities laws violations against CEC; costs and difficulties related to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2003, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.